Exhibit 99.1

FOR IMMEDIATE RELEASE: December 1, 2021

NEWS RELEASE

GRAY TELEVISION CLOSES ON ACQUISITION OF

MEREDITH CORPORATION’S LOCAL MEDIA GROUP

Atlanta, Georgia – Gray Television, Inc. (“Gray”) (NYSE: GTN) today closed on its previously announced acquisition of Meredith Corporation’s Local Media Group (“Meredith”) and its 17 television stations in 12 local markets for $16.99 per share in cash, or $2.8 billion in total enterprise value. Gray’s portfolio of television stations now serve 113 local markets reaching approximately 36 percent of US television households.

With estimated combined historical basis net revenue exceeding $3.2 billion on a blended 2020/2021 basis, Gray is now the nation’s second largest television broadcaster in terms of revenues. In addition, with a new, larger portfolio including 79 markets with the top-rated television station and 101 markets with the first and/or second highest rated television station, Gray retains its position as the largest owner of top-rated local television stations and digital assets in the United States.

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv

“Gray is a far stronger company today with the exciting and transformative addition of Meredith’s excellent television stations and its fine employees,” said Gray’s Executive Chairman and CEO Hilton H. Howell. “We are grateful to the numerous professionals at Gray, Meredith and their advisers who dedicated themselves over the past year to the successful completion of this transaction.”

Gray’s acquisitions of Quincy Media, Inc. in August and of Meredith today are anticipated to be approximately 50 percent accretive to blended 2021/22 free cash flow per share. Expected strong free cash flow generation throughout 2021 and 2022 is anticipated to allow Gray to deleverage its capital structure following the closing. As of the closing date, the blended average annual interest rate on the aggregate $2.8 billion of incremental debt used, in part, to finance the Meredith acquisition was an estimated 4.15 percent.

The Meredith acquisition will increase Gray’s net revenues and expenses in the fourth quarter 2021, resulting in the following updated guidance:

•	Broadcasting net revenues to between $655 and $665 million, and

•	Operating expenses (before depreciation, amortization, and (gain) loss on disposal of assets, net)

•	Broadcasting between $457 and $466 million including transaction related expenses of between $19 and $20 million, and

•	Corporate between $73 and $80 million including transaction related expenses of between $51 and $54 million.

We anticipate that our total leverage ratio, as defined in our senior credit facility, at December 31, 2021, will be approximately 5.4 times on a trailing eight-quarter basis, netting our total cash balance and giving effect to all transaction related expenses.

Wells Fargo Securities, LLC served as financial advisor and Eversheds Sutherland LLP and Jones Day served as legal counsel for Gray.

About Gray:

Gray Television, headquartered in Atlanta, Georgia, is the largest owner of top-rated local television stations and digital assets in the United States. Gray also owns video program production, marketing, and digital businesses including Raycom Sports, Tupelo Honey, and RTM Studios, the producer of PowerNation programs and content. Gray is also the majority owner of Swirl Films.

Gray Contacts:

Website: www.gray.tv

Hilton H. Howell, Jr., Chairman, President and Chief Executive Officer, 404-266-5513

Pat LaPlatney, President and Co-Chief Executive Officer, 334-206-1400

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-266-8333

Forward-Looking Statements:

This press release contains certain forward-looking statements that are based largely on Gray’s current expectations and reflect various estimates and assumptions by Gray. These statements are statements other than those of historical fact, and may be identified by words such as “estimates,” “expect,” “anticipate,” “will,” “implied,” “assume” and similar expressions. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such forward-looking statements. Such risks, trends and uncertainties, which in some instances are beyond Gray’s control, include Gray’s inability to achieve expected synergies from recent transactions on a timely basis or at all, the impact of recently completed transactions, estimates of future revenue, future expenses and other future events. Gray is subject to additional risks and uncertainties described in Gray’s quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the “Risk Factors,” and management’s discussion and analysis of financial condition and results of operations sections contained therein, which reports are made publicly available via its website, www.gray.tv. Any forward-looking statements in this press release should be evaluated in light of these important risk factors. This press release reflects management’s views as of the date hereof. Except to the extent required by applicable law, Gray undertakes no obligation to update or revise any information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise.

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